Exhibit 99.1

PCFG Corporate Update – November 2007

TORONTO, November 20, 2007 – Pacific Gold Corp. (OTCBB: PCFG) provided a corporate update today on the Black Rock Canyon Mine, Pilot Mountain Resources and Pacific Gold Corp.

Nevada Rae Gold – Black Rock Canyon Mine

Operations

During the third quarter of 2007, the Black Rock Canyon mine had throughput of approximately 7,000 yards of gravels in July; 11,000 yards in August; and 10,000 yards in September. The Company, however, is disappointed with the throughput numbers because they were below expectations. The principal operating issue was that the dewatering system did not perform as expected and reduced throughput and caused a temporary cessation of operations.

Despite the operating issues, the mine generated revenues from gold production including some profitable days in August and September.

The Company believes that once the plant operating issues are resolved with respect to the dewatering situation it will be able to profitably run the Black Rock Canyon mine over the long term.

During the quarter, approximately 180 ounces of gold was produced and sold at an average price of approximately $660, and a high of $742 per ounce. Turn-around on sales was performed quickly and revenues were realized within days of gold being produced.

Dewatering System

The Black Rock Canyon mine operates by washing gravels and then separating the combined slurry back to clean water and gravel after the gold has been extracted. For the mine to operate it depends on an adequate dewatering system.

The Company installed a dewatering system in the second quarter based on Company specifications and consultations with and recommendations of the equipment vendor. The installed system was found to be inadequate and repeatedly failed to operate as promised. Repairs and modifications implemented did not solve the issues being encountered, and the Company has decided that the dewatering system must be replaced. The Company is soliciting bids and expects to have a replacement dewatering system installed as soon as possible.

The Company is pursuing its remedies against the vendor for equipment failure and consequential damages.

Plant Changes

Because the mine will be shut down while the dewatering system is replaced the Company plans to make additional changes to improve efficiency and reduce costs. The changes will include removing the JCI three deck screen, and replacing it with a custom built Trommel system which should serve the production better with cleaner gravels, higher gold recovery and reduced maintenance costs.

Black Rock Canyon – Financials

While the Company understands the frustration of shareholders with respect to the production timeline and progress at Black Rock Canyon, Management reminds all investors that it is not uncommon for a gold mine to require five to seven years from permit to production before a positive return on investment can be expected. To date the Black Rock Canyon mine was permitted in 2004 and the Company is three and a half years along with this project. Management strongly believes that the project will become successful in 2008.

With a properly functioning dewatering system and reduced overhead due to the planned equipment replacement (JCI screen vs. Trommel) the mine should be able to operate below its 2007 operational rate of $170,000 per month at full production. At gold prices of $750, the mine would need production of 220 ounces per month to break-even.

Pilot Mountain Resources

During the third quarter the Company received a plan from Watts, Griffith & McOuat for revising and updating the 1981 Kaiser pre-feasibility study on Project W. After some preliminary market research the Company discovered three other public Tungsten based resource companies with non producing Tungsten projects similar in size to Project W. These companies have substantial market capitalizations with some up to almost $50 million.

The Company decided that the best course of action to unlock the value of Pilot Mountain Resources for shareholders was for Pacific Gold to spin off Pilot Mountain Resources as its own public company with Pacific Gold Corp. retaining majority ownership and a minority stake being distributed to the current shareholders of Pacific Gold. Given current market conditions, management believes this would increase the value of Pacific Gold and allow Pilot Mountain to raise capital for Project W on better terms.

Because the assets of Pacific Gold, including Pilot Mountain Resources, are pledged to Yorkville Advisors (formerly Cornell Capital Partners) Pacific Gold sought permission from its lien agreements to permit the spin off of Pilot Mountain Resources. To date, the Company has not been able to obtain such permission on reasonable terms.

Pacific Gold Corp. – Stock price

Management is aware of the fall in its stock price and is concerned about the market value of company stock. When comparing projects and fundamentals with other mining companies management believes that the Company’s market value is not reflecting fair value for the Company’s assets.

Pacific Gold Corp.

The Company has managed to reduce its nine month loss year over year by 46% on a net basis and by 53% on a per share basis.

In October the Company sold $450,000 of face value discounted convertible notes for net proceeds of $300,000 to Crescent International Ltd. The Company plans to use this money for working capital purposes.

While the second and third quarters have been difficult, the Company believes that it is making progress towards operational profitability at the Black Rock Canyon mine and that progress is being made on its other projects.

To find out more about Pacific Gold Corp. (OTCBB: PCFG), visit our website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483.

About the Company

The Company's business plan provides for the acquisition and development of production-ready and in-production mining operations. The Company is currently focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns five operating subsidiaries: Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada; Pilot Mountain Resources Inc. ("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada; Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada; Oregon Gold, Inc. ("Oregon Gold") owns the Bear Bench claims and Defiance mine, located in south-western Oregon; and Pacific Metals Corp. (“Pacific Metals”) owns claims in San Juan and Delores Counties, Colorado, encompassing the historic Graysill Mine.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2007 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.